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                                                                      Exhibit 12

                           GTE SOUTHWEST INCORPORATED
              STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)



                                                                      Nine Months Ended
                                                                      September 30, 1996
                                                                      ------------------
Net earnings available for fixed charges:
  Income from continuing operations                                   $       189,489
  Add - Income taxes                                                           93,098
      - Fixed charges                                                          49,221
                                                                      ---------------
Adjusted earnings                                                     $       331,808
                                                                      ===============

Fixed charges:
  Interest expense                                                    $        45,110
  Portion of rent expense
     representing interest                                                      4,111
                                                                      ---------------
Adjusted fixed charges                                                $        49,221
                                                                      ===============

RATIO OF EARNINGS TO FIXED CHARGES                                               6.74